Exhibit 99.1

Trevena Enters into $35 Million Tranched Term Loan Credit Facility

KING OF PRUSSIA, PA, September 22, 2014 — Trevena, Inc. (NASDAQ: TRVN), a clinical stage biopharmaceutical company focused on the discovery and development of G protein coupled receptor (GPCR) biased ligands, today announced that it has entered into a senior secured term loan credit facility providing for up to $35.0 million of funding, of which $2.0 million was drawn at closing.  Trevena has the option to draw the remaining funds in two equal tranches upon positive clinical data in the Company’s ongoing TRV130 and TRV027 studies.  Oxford Finance LLC serves as collateral agent and lender and Square 1 Bank serves as lender.

“This facility strengthens our cash position and provides us with meaningful financial flexibility over the next 18 months,” said Maxine Gowen, Ph.D., president and chief executive officer of Trevena.  “If we receive positive Phase 2 clinical data in our ongoing studies, we can choose to draw on this facility to help fund further clinical development of our product candidates.  We are delighted to be working with Oxford Finance and Square 1, and recognize in their commitment to us a shared belief in the potential benefits of Trevena’s drug candidates.”

“Oxford is pleased to support Trevena with this new financing,” said Christopher A. Herr, managing director for Oxford Finance. “Through our diligence process we have developed strong confidence in the Trevena team and the Company’s pipeline of promising new therapies.”

About the Credit Facility

In addition to the $2.0 million initial term loan tranche, the facility provides for up to two additional term loan tranches of $16.5 million each.  Trevena may opt to draw the second term loan tranche upon the receipt of positive efficacy data from the phase 2 study of TRV130 and the third term loan tranche upon the receipt of positive data from the phase 2 study of TRV027.  Trevena currently expects data from the phase 2 bunionectomy study of TRV130 at the latest by the first quarter of 2015, and from the phase 2 BLAST-AHF trial of TRV027 in acute heart failure by the end of 2015. The term loans bear interest at a rate of 6.5% per annum, and the maturity date for the credit facility is December 1, 2018.  At the maturity date, a fee of between 5.25% and 7.0% of the amount borrowed will be due.  In certain circumstances, the maturity date may be extended to September 1, 2019.

About Trevena

Trevena, Inc. is a clinical stage biopharmaceutical company that discovers, develops and intends to commercialize therapeutics that use a novel approach to target G protein coupled receptors, or GPCRs. Using its proprietary product platform, Trevena has identified and advanced three differentiated biased ligand product candidates into the clinic — TRV027 to treat acute heart failure, TRV130 to treat moderate-to-severe acute pain intravenously, and TRV734 to treat moderate-to-severe acute and chronic pain orally. Trevena also is advancing additional product candidates in its portfolio, including a preclinical program focused on central nervous system indications.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from

$500 thousand to $75 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Illinois, Massachusetts and North Carolina. For more information visit www.oxfordfinance.com.

About Square 1 Bank

Square 1 Bank is a full service commercial bank dedicated exclusively to serving the financial needs of the venture capital community and entrepreneurs in all stages of growth and expansion. Square 1’s expertise, focus and strong capital base provide flexible resources and unmatched support to meet our clients’ needs. Square 1 has offices coast-to-coast in Austin, the Bay Area, Boston, Denver, Durham, Los Angeles/Orange County, New York, San Diego, Seattle, Silicon Valley and Washington, DC. For more information, visit www.square1bank.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the company’s clinical trials, including whether Trevena will have final data from the phase 2 bunionectomy study of TRV130 by the first quarter of 2015, and from the phase 2 BLAST-AHF trial of TRV027 in acute heart failure by the end of 2015; the uncertainties inherent in conducting clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials, including whether the company’s belief in the potential benefits of Trevena’s drug candidates will be realized; expectations for regulatory approvals; availability of funding sufficient for the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, including whether the term loan credit facility will provide the company with meaningful financial flexibility, whether the company will receive positive data in the TRV027 Phase 2 study and/or the TRV130 Phase 2 study to enable it draw the remaining $34 million provided under the term loan credit facility and, in such case, whether the company will choose to draw down on the facility; other matters that could affect the availability or commercial potential of the company’s therapeutic candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in the Risk Factors set forth in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the company’s views only as of the date hereof. The company anticipates that subsequent events and developments may cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Investor Contacts:

Trevena, Inc.	Argot Partners
Jonathan Violin	Andrea Rabney
Director of investor relations	President and chief executive officer
(610) 354-8840 x231	(212) 600-1902
jviolin@trevenainc.com	andrea@argotpartners.com

Media Contact:

Argot Partners

Eliza Schleifstein

eliza@argotpartners.com

(917) 763-8106